Exhibit 10.18

FOURTH AMENDMENT TO THE
TRIMAS CORPORATION
2002 LONG TERM EQUITY INCENTIVE PLAN

Pursuant to Section 7(d) of the TriMas Corporation 2002 Long Term Equity Incentive Plan (the “2002 Equity Plan”) and resolutions adopted by the Compensation Committee of TriMas Corporation (the “Corporation”) on September 10, 2008, effective September 10, 2008, the 2002 Equity Plan is hereby amended for Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth below.

1.             The introductory paragraph and subsections (i) and (iv) of Section 5(b) “Options” are amended and restated to read as follows:

(b)                                Options.  The Committee is authorized to grant Options, which may be NQSOs or ISOs to Eligible Persons on the following terms and conditions:

(i)                                  Exercise Price.  The exercise price per Share purchasable under an Option shall be determined by the Committee, and the Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee; provided that no Option shall be granted with an exercise price below Fair Market Value on the grant date.

(iv)                           [Reserved.]

2.             Subsections (i) and (ii) of Section 5(c) “SARS” are amended and restated to read as follows:

(i)                                  Right to Payment.  An SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise over (2) the exercise price (Fair Market Value) of the SAR as determined by the Committee as of the date of grant of the SAR (which in the case of an SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

(ii)                               Other Terms.  The Committee shall determine, at the time of grant, the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR.  Unless the Committee determines otherwise, an SAR granted in tandem with an Option only may be granted at the time of grant of the related Option.

3.             Subsection (v) of Section 5(d) “Restricted Shares” shall be amended and restated to read as follows:

(v)                              [Reserved.]

4.             The first sentence in Subsection (i) of Section 5(e) “Restricted Share Units” shall be amended and restated to read as follows:

(i)            Award and Restrictions.  Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee.

5.             Section 7(c ) “Taxes” shall be amended by the addition of the following sentence at the end of the paragraph to read as follows:

Payments under the Plan are intended to be exempt from or in compliance with Code Section 409A, but in no event shall the Company, an Affiliate or Subsidiary, be responsible for any tax or penalty owed by a Participant or Beneficiary with regard to any Plan benefit.

6.             Section 7(d) “Changes to Plan and Awards” shall be amended by the addition of the following sentence at the end of the paragraph to read as follows:

Notwithstanding the foregoing, the Company reserves the right to unilaterally amend the Plan to the extent necessary to exempt the benefits from or conform the benefits with the requirements of Code Section 409A.

7.             A new Subsection (m), entitled “Code Section 409A” shall be added to Section 7 of the Plan to read as follows:

               (m)          Code Section 409A.  Between January 1, 2005 and the effective date of this Amendment, the Plan was administered in good faith compliance under Code Section 409A, taking into account the statutory language, legislative history and interim guidance issued by the Internal Revenue Service relating to Code Section 409A.  The Plan is intended to be construed in a manner that will provide benefits that are exempt from or in compliance with Code Section 409A.  All provisions of the Plan shall be interpreted in accordance with such intention.

                A new Subsection (n), entitled “Delayed Distributions to Specified Employees” shall be added to Section 7 to read as follows:

               (n)           Delayed Distributions to Specified Employees.  Notwithstanding anything in the Plan to the contrary, all or part of a payment to a Participant who is determined to constitute a “specified employee” under Code Section 409A at the time of the Participant’s separation from service (as defined under Code Section 409A), shall be delayed (if then required under Code Section 409A) until the first day of the seventh month following the Participant’s separation from service or date of death, if earlier, unless the applicable payment date commences on or after the first day of the seventh month following the Participant’s separation from service.  Payments that are delayed shall be aggregated and paid in a lump sum on the first day of the seventh month following a Participant’s separation from service.

This Fourth Amendment to the TriMas Corporation 2002 Long Term Equity Incentive Plan is hereby adopted on the 10th day of September, 2008.

TRIMAS CORPORATION

By:	/s/ Joshua A. Sherbin
Joshua A. Sherbin
Its: Vice President, Secretary and General Counsel